Exhibit 99.1

News release

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP REPORTS SECOND QUARTER RESULTS

Company Reports Strong Growth in Operating Earnings Following the Revere Bank and Rembert Pendleton Jackson Acquisitions

OLNEY, MARYLAND, July 23, 2020 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR), the parent company of Sandy Spring Bank, today reported a $14.3 million net loss ($0.31 per share) for the second quarter of 2020. The loss was the result of the combination of merger and acquisition expense, the impact of the current economic forecast in the determination of the allowance for credit losses and the additional provision for credit losses associated with the acquisition of Revere Bank (“Revere”), which closed on April 1, 2020. The 2020 second quarter’s result compares to net income of $28.3 million ($0.79 per diluted share) for the second quarter of 2019 and $10.0 million ($0.28 per diluted share) for the first quarter of 2020.

Operating earnings for the current quarter, which exclude the impact of merger and acquisition expense, the provision for credit losses and the effects from the PPP program, each on an after-tax basis, were $42.0 million ($0.88 per diluted share), compared to $29.5 million ($0.82 per diluted share) for the quarter ended June 30, 2019.

The current quarter’s results included $22.5 million for merger and acquisition expense related to the Revere acquisition. Additionally, earnings for the second quarter were negatively impacted by a $58.7 million provision for credit losses. Of this amount, approximately $33.8 million was related to the change in the current quarter’s economic forecast. In addition, as required by generally accepted accounting principles (“GAAP”), the initial allowance for credit losses on Revere’s acquired non-purchased credit deteriorated loans was recognized through provision for credit losses in the amount of $17.5 million. Comparatively, the provision for credit losses for the first quarter of 2020 was $24.5 million. The Company’s participation in the Paycheck Protection Program (“PPP” or “PPP program”) and the associated funding program had a net positive impact of $4.1 million, net of tax, in the current quarter.

“We successfully completed the acquisition of Revere Bank and we are poised for long-term earnings growth,” said Daniel J. Schrider, President and Chief Executive Officer. “Despite the challenging rate and economic environment, our ability to close our transaction and increase our operating earnings distinguishes us during this unprecedented time. We remain focused on strategically moving our company forward and preparing for future profitable growth, while continuing to help our clients and community navigate the many challenges caused by the global pandemic.”

Second Quarter Highlights:

•	Total assets at June 30, 2020, grew 58% to $13.3 billion compared to June 30, 2019, as a result of the Revere acquisition and participation in the PPP. Loans and deposits also each grew by 58%. Revere’s loans and deposits on the date of acquisition were $2.5 billion and $2.3 billion, respectively. Additionally, the Company’s participation in the PPP resulted in the addition of $1.1 billion in commercial business loans during the second quarter of 2020.

•	The net interest margin was 3.47% for the second quarter of 2020, compared to 3.54% for the second quarter of 2019 and 3.29% for the first quarter of 2020. Excluding the impact of the amortization of the fair value marks derived from acquisitions, the current quarter’s net interest margin would have been 3.19%, compared to 3.49% for the second quarter of 2019 and 3.27% for the first quarter of 2020.

•	The provision for credit losses of $58.7 million for the second quarter reflected the change in economic forecast for the current quarter, resulting in an addition of $33.8 million, and the $17.5 million initial provision for credit losses on the acquired Revere non-purchased credit deteriorated loans.

•	Non-interest income increased 38% from the prior year quarter, driven by income from mortgage banking activities, which benefited from higher refinance activity and growth in wealth management income as a result of the first quarter acquisition of Rembert Pendleton Jackson (“RPJ”).

•	Non-interest expense grew 95% or $41.6 million from the prior year quarter. Excluding the impact of merger and acquisition expense and early prepayment of acquired FHLB borrowings, the year-over-year growth rate of in non-interest expense would have been 27%.

•	Tangible book value per share declined by 4% to $20.61 at June 30, 2020 compared to $21.54 at June 30, 2019. During this period, the Company recorded additional goodwill and intangible assets in connection with the acquisitions of Revere and RPJ and repurchased $50 million of common stock.

Acquisition of Revere Bank

The results of operations from the Revere acquisition have been included in the consolidated results of operations from the date of the acquisition. At the acquisition date, Revere had assets of $2.8 billion, loans of $2.5 billion and deposits of $2.3 billion. As a result of the growth in the balance sheet, interest income and expense increased from the prior year’s quarter. Cost savings from the synergies resulting from the combination of the institutions will continue to be realized throughout 2020 and into 2021.

The valuation of acquired loans resulted in an estimated discount of $12.0 million. The initial allowance for credit losses established on $975 million of purchased credit deteriorated (“PCD”) loans was approximately $18.6 million. The amount of PCD loans was directly attributable to the current market conditions in the economy. Additionally, included in the acquired assets was the core deposit intangible asset valued at approximately $18.4 million. Interest-bearing liabilities valuation resulted in a $20.8 million premium.

Response to COVID-19

The Company continues to focus on protecting the health and well-being of its employees and clients and assisting clients who have been impacted by the COVID-19 pandemic. A substantial majority of non-branch employees continue to work remotely and clients are served at branches primarily through drive-thru facilities and limited lobby access. As area jurisdictions relax their stay at home orders, the Company is cautiously executing the first phase of its return to work plan.

The Company’s participation in the Small Business Administration’s Paycheck Protection Program has resulted in the approval of over 5,200 loans for a total of $1.1 billion in loans to businesses to assist them in maintaining their payroll of an estimated 112,000 employees and cover applicable overhead.

Applying a set of developed guidelines, the Company has provided for deferment of certain loan payments up to 90 days to provide relief to our qualified commercial and mortgage/consumer loan customers. From March through July 14, the Company had granted approvals for payment modifications/deferrals on over 2,400 loans with an aggregate balance of $2.0 billion.

For additional information about the Company’s response to the COVID-19 pandemic, segments of the Company’s loan portfolio exposed to industries adversely impacted by the pandemic, and our response to clients who sought loan payment deferral, we have provided supplemental materials available at the Investor Relations section of the Sandy Spring Website at www.sandyspringbank.com.

Balance Sheet and Credit Quality

Total assets grew to $13.3 billion at June 30, 2020, as compared to $8.4 billion at June 30, 2019, primarily as a result of the acquisition of Revere during the current quarter. In addition, the Company’s participation in the PPP program had a further positive impact on the asset growth year-over-year. During this period, total loans grew by 58% to $10.3 billion at June 30, 2020, compared to $6.6 billion at June 30, 2019. Excluding PPP loans, total loans grew 42% to $9.3 billion at June 30, 2020. Commercial loans, excluding PPP loans, grew 58% or $2.7 billion while the remainder of the portfolio grew 2%. The majority of the commercial loan growth was driven by the acquisition of Revere. The year-over-year decline in the mortgage loan portfolio resulted from mortgage loan refinance activity driven by the low interest rate environment and the strategic decision to sell the majority of new mortgage loan production. Overall, consumer loans grew 14% due to the Revere acquisition. However, organic consumer loans experienced a 10% decline as borrowers reduced their home equity borrowings through the refinancing of their mortgage loans. Deposit growth was 58% from June 30, 2019 to June 30, 2020, as noninterest-bearing deposits experienced growth of 70% and interest-bearing deposits grew 52%. This growth was driven primarily by the Revere acquisition.

Tangible common equity increased to $1.0 billion at June 30, 2020, compared to $767.0 million at June 30, 2019, as a result of the equity issuance associated with the Revere acquisition. The year-over-year change in tangible common equity also reflects the effects of the repurchase of $50 million of common stock, an increase in dividends beginning in the second quarter of 2019 and the increase in intangible assets and goodwill associated with the two acquisitions during the past twelve months. At June 30, 2020, the Company had a total risk-based capital ratio of 13.79%, a common equity tier 1 risk-based capital ratio of 10.23%, a tier 1 risk-based capital ratio of 10.23% and a tier 1 leverage ratio of 8.35%.

The level of non-performing loans to total loans increased to 0.77% at June 30, 2020, compared to 0.58% at June 30, 2019, and 0.80% at March 31, 2020. At June 30, 2020, non-performing loans totaled $79.9 million, compared to $37.7 million at June 30, 2019, and $54.0 million at March 31, 2020. Non-performing loans include accruing loans 90 days or more past due and restructured loans. The year-over-year growth in non-performing loans was driven by three major components: loans placed in non-accrual status, acquired Revere non-accrual loans, and loans previously accounted for as purchased credit impaired loans that have been designated as non-accrual loans as a result of the Company’s adoption of the accounting standard for expected credit losses at the beginning of the year. Loans placed on non-accrual during the current quarter amounted to $27.3 million compared to $3.4 million for the prior year quarter and $2.4 million for the first quarter of 2020. Acquired Revere non-accrual loans were $11.3 million. Excluding the impact of the acquisition of Revere, the current quarter’s growth in non-accrual loans was primarily the result of three large relationships.

The Company recorded net recoveries of $0.4 million for the second quarter of 2020 as compared to net charge-offs of $0.7 million and $0.5 million for the second quarter of 2019 and the first quarter of 2020, respectively.

The allowance for credit losses was $163.5 million or 1.58% of outstanding loans and 205% of non-performing loans at June 30, 2020, compared to $85.8 million or 1.28% of outstanding loans and 159% of non-performing loans at March 31, 2020. The acquisition of Revere’s PCD loans resulted in an increase to the allowance for credit losses of $18.6 million, which did not affect the current quarter’s provision expense. The remaining growth in the allowance was attributable to the provision for credit losses during the current quarter.

Income Statement Review

Quarterly Results

Net interest income for the second quarter of 2020 increased 53% compared to the second quarter of 2019, primarily driven by the acquisition of Revere. The PPP program and its associated funding contributed a net of $5.5 million to net interest income for the quarter. The net interest margin declined to 3.47% for the second quarter of 2020 compared to 3.54% for the second quarter of 2019. Excluding the net $8.6 million impact of the amortization of the fair value marks derived from acquisitions, the net interest margin would have been 3.19%. Included in the current quarter is the accelerated amortization of the $5.8 million purchase premium on FHLB advances as a result of the prepayment of those borrowings. The effect of the accelerated amortization accounts for approximately 20 basis points in the current quarter’s net interest margin.

The provision for credit losses was $58.7 million for the second quarter of 2020, compared to $1.7 million for the second quarter of 2019 and $24.5 million for the first quarter of 2020. The provision for credit losses during the quarter reflects the results of the impact of economic developments during the quarter ($33.8 million), the initial allowance required on non-purchased credit deteriorated loans ($17.5 million) and various qualitative adjustments to the allowance ($3.6 million). The change in the portfolio mix adjustments resulted in the remainder of provision growth for the period.

Non-interest income increased $6.4 million or 38% from the prior year quarter. Income from mortgage banking activities increased $5.2 million as a result of a high level of refinancing activity, while wealth management income increased $2.1 million as a result of the first quarter acquisition of RPJ. This growth more than compensated for the $1.4 million of the combined decline in service and bank card fees as compared to the prior year quarter as a result of the decline in consumer activity.

Non-interest expense grew 95% or $41.6 million from the prior year quarter. Merger and acquisition expense accounted for $22.5 million of the growth of non-interest expense. The non-interest expense growth also included $5.9 million in prepayment penalties from the liquidation of the acquired FHLB borrowings. These prepayment penalties offset the impact of the accelerated amortization noted previous in the discussion on net interest income. Excluding the impact of these non-core expenses, the year-over-year growth rate would have been 27% as a result of the operational cost of the Revere and RPJ acquisitions, increased compensation expense related to the high level of mortgage loan originations and annual employee merit increases.

The non-GAAP efficiency ratio was 43.85% for the current quarter as compared to 51.71% for the second quarter of 2019 and 54.76% for the first quarter of 2020. The decrease in the efficiency ratio (reflecting an increase in efficiency) from the second quarter of last year to the current year was the result of the rate of growth in non-GAAP revenue, at 50%, outpacing the non-GAAP non-interest expense growth of 27%.

Year to Date Results

Net interest income for the six months ended June 30, 2020 increased 25% or $32.9 million compared to the same period of 2019. This increase was driven primarily by the acquisition of Revere in the second quarter of the current year. Additionally, the income generated by the PPP program net of its associated funding contributed a net of $5.5 million to the growth in net interest income year-over-year. The net interest margin declined to 3.39% for the six months ended June 30, 2020 compared to 3.58% for the same period of the prior year. Excluding the net $8.6 million impact of the amortization of the fair value marks derived from acquisitions, the net interest margin would have been 3.23%. Included in the current period is the accelerated amortization of the $5.8 million purchase premium on FHLB advances as a result of the prepayment of those borrowings. The effect of the accelerated amortization accounts for approximately 6 basis points in the net interest margin for the six months ended June 30, 2020.

The provision for credit losses for the six months ended June 30, 2020 amounted to $83.2 million as compared to $1.5 million for the same period in 2019. The provision for credit losses under the CECL standard reflects the combined results of the impact of the deteriorated economic forecasts during the year ($53.8 million) and the initial allowance on acquired Revere non-purchased credit deteriorated loans ($17.5 million). The change in the portfolio mix and various qualitative adjustments resulted in the remainder of provision growth for the period.

Non-interest income rose $7.6 million or 23% above prior year levels. Income from mortgage banking activities increased $5.3 million as a result of the high levels of refinancing activity and wealth management income increased $3.8 million as a result of the first quarter acquisition of RPJ. These increases more than offset declines in deposit and bank card fees and the reduction in BOLI income due to the absence of mortality income that occurred in 2019.

Non-interest expense increased 51% or $45.1 million for the first six months of 2020, compared to the first six months of 2019. Merger and acquisition expense accounted for $23.9 million of the growth of non-interest expense. The non-interest expense growth also included $5.9 million in prepayment penalties resulting from the liquidation of acquired FHLB borrowings. Excluding the impact of these items results in a year-over-year growth rate of 17%. This growth rate was driven by operational and compensation cost associated with the Revere and RPJ acquisitions, increased incentive expense related to the significant level of mortgage loan originations and annual employee merit increases.

The increase in the effective tax rate for the six months ended June 30, 2020 was the result of the impact of the amount of tax-advantaged income in proportion to the net loss before taxes as compared to the prior year period. Additionally, recent changes to tax laws expand the time permitted to utilize previous net operating losses. The Company applied this change to the 2018 acquisition of WashingtonFirst Bankshares, Inc. to realize a tax benefit of $1.8 million for the current year.

The non-GAAP efficiency ratio for the current year-to-date was 48.21% compared to 51.57% for the prior year period. The improvement in the current year’s efficiency ratio compared to the prior year was the result of the 24% rate of growth in non-GAAP revenue which outpaced the non-GAAP non-interest expense 16% rate of growth.

Explanation of Non-GAAP Financial Measures

This news release contains financial information and performance measures determined by methods other than in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provides a better comparison of period-to-period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-GAAP measures used in this release consist of the following:

•	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets.
•	The non-GAAP efficiency ratio is non-GAAP in that it excludes amortization of intangible assets, loss on FHLB redemption, merger and acquisition expense and securities gains and includes tax-equivalent income.
•	Operating earnings, operating earnings per share, operating return on average assets and operating return on average tangible common equity. Operating earnings reflect net income exclusive of the provision for credit losses, merger and acquisition expense and the income and expense associated with the PPP program, in each case net of tax.

These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Please refer to the non-GAAP Reconciliation tables included with this release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure.

Conference Call

The Company’s management will host a conference call to discuss its second quarter results today at 2:00 p.m. (ET). A live Webcast of the conference call is available through the Investor Relations section of the Sandy Spring Website at www.sandyspringbank.com. Participants may call 1-866-235-9910. A password is not necessary. Visitors to the Website are advised to log on 10 minutes ahead of the scheduled start of the call. An internet-based replay will be available on the website until 9:00 am (ET) August 7, 2020. A replay of the teleconference will be available through the same time period by calling 1-877-344-7529 under conference call number 10145405.

About Sandy Spring Bancorp, Inc.

Sandy Spring Bancorp, Inc., headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank, a premier community bank in the Greater Washington, D.C. region. With over 65 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking, and trust services throughout Maryland, Northern Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer, or
Philip J. Mantua, E.V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
Email:	DSchrider@sandyspringbank.com
PMantua@sandyspringbank.com

Website: www.sandyspringbank.com
Media Contact:
Jen Schell
301-570-8331
jschell@sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: risks, uncertainties and other factors relating to the COVID-19 pandemic, including the length of time that the pandemic continues, the imposition or re-imposition of stay-at-home orders and restrictions on business activities or travel; the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; the possibility that any of the anticipated benefits of acquisitions will not be realized or will not be realized within the expected time period; and a variety of other matters which, by their nature, are subject to significant uncertainties. Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2019, including in the Risk Factors section of that report, and in its other SEC reports. Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.

Sandy Spring Bancorp, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS - UNAUDITED

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Dollars in thousands, except per share data)	2020	2019	Change	2020	2019	Change
Results of Operations:
Net interest income	$101,514	$66,185	53%	$165,848	$132,935	25%
Provision for credit losses	58,686	1,633	n.m	83,155	1,505	n.m
Non-interest income	22,924	16,556	38	41,092	33,525	23
Non-interest expense	85,438	43,887	95	133,184	88,079	51
Income/ (loss) before income taxes	(19,686)	37,221	(153)	(9,399)	76,876	(112)
Net income/ (loss)	(14,338)	28,276	(151)	(4,351)	58,593	(107)

Pre-tax pre-provision pre-merger income (1)	$61,454	$38,854	58	$97,664	$78,381	25

Return on average assets	(0.45)%	1.37%		(0.08)%	1.43%
Return on average common equity	(4.15)%	10.32%		(0.69)%	10.88%
Return on average tangible common equity	(5.80)%	15.10%		(1.00)%	15.95%
Net interest margin	3.47%	3.54%		3.39%	3.58%
Efficiency ratio - GAAP basis (2)	68.66%	53.04%		64.36%	52.91%
Efficiency ratio - Non-GAAP basis (2)	43.85%	51.71%		48.21%	51.57%

Per share data:
Basic net income/ (loss)	$(0.31)	$0.79	(139)%	$(0.11)	$1.64	(107)%
Diluted net income/ (loss)	$(0.31)	$0.79	(139)	$(0.11)	$1.63	(107)
Average fully diluted shares (3)	46,988,351	35,890,437	31	40,826,748	35,865,518	14
Dividends declared per share	$0.30	$0.30	-	$0.60	$0.58	3
Book value per share	29.58	31.43	(6)	29.58	31.43	(6)
Tangible book value per share (1)	20.61	21.54	(4)	20.61	21.54	(4)
Outstanding shares	47,001,022	35,614,953	32	47,001,022	35,614,953	32

Financial Condition at period-end:
Investment securities	$1,424,652	$955,715	49%	$1,424,652	$955,715	49%
Loans	10,343,043	6,551,243	58	10,343,043	6,551,243	58
Interest-earning assets	12,447,146	7,713,364	61	12,447,146	7,713,364	61
Assets	13,290,447	8,398,519	58	13,290,447	8,398,519	58
Deposits	10,076,834	6,389,749	58	10,076,834	6,389,749	58
Interest-bearing liabilities	8,313,546	5,136,860	62	8,313,546	5,136,860	62
Stockholders' equity	1,390,093	1,119,445	24	1,390,093	1,119,445	24

Capital ratios:
Tier 1 leverage (4)	8.35%	9.80%		8.35%	9.80%
Common equity tier 1 capital to risk-weighted assets (4)	10.23%	11.43%		10.23%	11.43%
Tier 1 capital to risk-weighted assets (4)	10.23%	11.59%		10.23%	11.59%
Total regulatory capital to risk-weighted assets (4)	13.79%	12.79%		13.79%	12.79%
Tangible common equity to tangible assets (5)	7.52%	9.54%		7.52%	9.54%
Average equity to average assets	10.78%	13.25%		11.67%	13.12%

Credit quality ratios:
Allowance for credit losses to total loans	1.58%	0.82%		1.58%	0.82%
Non-performing loans to total loans	0.77%	0.58%		0.77%	0.58%
Non-performing assets to total assets	0.61%	0.47%		0.61%	0.47%
Allowance for credit losses to non-performing loans	204.56%	143.33%		204.56%	143.33%
Annualized net charge-offs/ (recoveries) to average loans (6)	(0.01)%	0.04%		0.00%	0.03%

(1)	Represents a Non-GAAP measure. See the Reconciliation Table included with these Financial Highlights.
(2)	The efficiency ratio - GAAP basis is non-interest expense divided by net interest income plus non-interest income from the Condensed Consolidated Statements of Income.
The traditional efficiency ratio - Non-GAAP basis excludes intangible asset amortization, loss on FHLB redemption and merger and acquisition expense from non-interest expense; securities gains from non-interest income and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.
(3)	Average fully diluted shares for the three and six months ended June 30, 2020, exclude potential common shares that are antidilutive due to the net loss for the three and six months ended June 30, 2020.

(4)	Estimated ratio at June 30, 2020
(5)	The tangible common equity to tangible assets ratio is a non-GAAP ratio that divides assets excluding intangible assets into stockholders' equity after deducting intangible assets and other comprehensive gains (losses). See the Reconciliation Table included with these Financial Highlights.

(6)	Calculation utilizes average loans, excluding residential mortgage loans held-for-sale.

Sandy Spring Bancorp, Inc. and Subsidiaries

RECONCILIATION TABLE - UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2020	2019	2020	2019
Pre-tax pre-provision pre-merger income:
Net income/ (loss)	$(14,338)	$28,276	$(4,351)	$58,593
Plus non-GAAP adjustments:
Merger and acquisition expense	22,454	-	23,908	-
Income taxes/(benefit)	(5,348)	8,945	(5,048)	18,283
Provision for credit losses	58,686	1,633	83,155	1,505
Pre-tax pre-provision pre-merger income	$61,454	$38,854	$97,664	$78,381

Efficiency ratio - GAAP basis:
Non-interest expense	$85,438	$43,887	$133,184	$88,079

Net interest income plus non-interest income	$124,438	$82,741	$206,940	$166,460

Efficiency ratio - GAAP basis	68.66%	53.04%	64.36%	52.91%

Efficiency ratio - Non-GAAP basis:
Non-interest expense	$85,438	$43,887	$133,184	$88,079
Less non-GAAP adjustments:
Amortization of intangible assets	1,998	483	2,598	974
Loss on FHLB redemption	5,928	-	5,928	-
Merger and acquisition expense	22,454	-	23,908	-
Non-interest expense - as adjusted	$55,058	$43,404	$100,750	$87,105

Net interest income plus non-interest income	$124,438	$82,741	$206,940	$166,460
Plus non-GAAP adjustment:
Tax-equivalent income	1,325	1,209	2,433	2,450
Less non-GAAP adjustment:
Securities gains	212	5	381	5
Net interest income plus non-interest income - as adjusted	$125,551	$83,945	$208,992	$168,905

Efficiency ratio - Non-GAAP basis	43.85%	51.71%	48.21%	51.57%

Tangible common equity ratio:
Total stockholders' equity	$1,390,093	$1,119,445	$1,390,093	$1,119,445
Accumulated other comprehensive (income)/ loss	(14,824)	3,565	(14,824)	3,565
Goodwill	(370,547)	(347,149)	(370,547)	(347,149)
Other intangible assets, net	(36,143)	(8,813)	(36,143)	(8,813)
Tangible common equity	$968,579	$767,048	$968,579	$767,048

Total assets	$13,290,447	$8,398,519	$13,290,447	$8,398,519
Goodwill	(370,547)	(347,149)	(370,547)	(347,149)
Other intangible assets, net	(36,143)	(8,813)	(36,143)	(8,813)
Tangible assets	$12,883,757	$8,042,557	$12,883,757	$8,042,557

Tangible common equity ratio	7.52%	9.54%	7.52%	9.54%

Outstanding common shares	47,001,022	35,614,953	47,001,022	35,614,953
Tangible book value per common share	$20.61	$21.54	$20.61	$21.54

Sandy Spring Bancorp, Inc. and Subsidiaries

NON-GAAP METRICS - UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2020	2019	2020	2019
Operating earnings (non-GAAP):
Net income/ (loss)	$(14,338)	$28,276	$(4,351)	$58,593
Plus non-GAAP adjustments:
Provision for credit losses - net of tax	43,750	1,217	61,992	1,122
Merger and acquisition expense - net of tax	16,739	-	17,823	-
PPLF funding expense - net of tax	368	-	368	-
Less non-GAAP adjustment:
PPP interest income and net deferred fee - net of tax	4,483	-	4,483	-
Operating earnings (non-GAAP)	$42,036	$29,493	$71,349	$59,715

Operating earnings per share (non-GAAP):
Weighted-average common shares outstanding - diluted (GAAP)	46,988,351	35,890,437	40,826,748	35,865,518
Shares antidilutive due to net loss	539,473	-	504,266	-
Weighted-average common shares outstanding - diluted (non-GAAP)	47,527,824	35,890,437	41,331,014	35,865,518

Earnings/(loss) per diluted common share (GAAP)	$(0.31)	$0.79	$(0.11)	$1.63
Operating earnings per diluted common share (non-GAAP)	$0.88	$0.82	$1.73	$1.66

Operating return on average assets (non-GAAP):
Average assets (GAAP)	$12,903,156	$8,294,883	$10,799,840	$8,276,601
Average PPP loans	713,584	-	356,792	-
Adjusted average assets (non-GAAP)	$12,189,572	$8,294,883	$10,443,048	$8,276,601

Return on average assets (GAAP)	(0.45)%	1.37%	(0.08)%	1.43%
Operating return on adjusted average assets (non-GAAP)	1.39%	1.43%	1.37%	1.45%

Operating return on average tangible common equity (non-GAAP):
Average total stockholders equity (GAAP)	$1,390,544	$1,099,078	$1,260,298	$1,086,256
Average accumulated other comprehensive (income)/ loss	(8,722)	8,244	(5,528)	11,285
Average goodwill	(355,054)	(347,149)	(360,549)	(347,149)
Average other intangible assets, net	(32,337)	(9,123)	(22,074)	(9,367)
Average tangible common equity (non-GAAP)	$994,431	$751,050	$872,147	$741,025

Return on average tangible common equity (GAAP)	(5.80)%	15.10%	(1.00)%	15.95%
Operating return on average tangible common equity (non-GAAP)	17.00%	15.75%	16.45%	16.25%

Sandy Spring Bancorp, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION - UNAUDITED

	June 30,	December 31,	June 30,
(Dollars in thousands)	2020	2019	2019
Assets
Cash and due from banks	$224,037	$82,469	$75,781
Federal funds sold	401	208	583
Interest-bearing deposits with banks	610,285	63,426	155,312
Cash and cash equivalents	834,723	146,103	231,676
Residential mortgage loans held for sale (at fair value)	68,765	53,701	50,511
Investments available-for-sale (at fair value)	1,355,799	1,073,333	901,025
Other equity securities	68,853	51,803	54,690
Total loans	10,343,043	6,705,232	6,551,243
Less: allowance for credit losses	(163,481)	(56,132)	(54,024)
Net loans	10,179,562	6,649,100	6,497,219
Premises and equipment, net	59,391	58,615	60,372
Other real estate owned	1,389	1,482	1,486
Accrued interest receivable	48,109	23,282	26,148
Goodwill	370,547	347,149	347,149
Other intangible assets, net	36,143	7,841	8,813
Other assets	267,166	216,593	219,430
Total assets	$13,290,447	$8,629,002	$8,398,519

Liabilities
Noninterest-bearing deposits	$3,434,038	$1,892,052	$2,023,614
Interest-bearing deposits	6,642,796	4,548,267	4,366,135
Total deposits	10,076,834	6,440,319	6,389,749
Securities sold under retail repurchase agreements and federal funds purchased	988,605	213,605	150,604
Advances from FHLB	451,844	513,777	582,768
Subordinated debentures	230,301	209,406	37,353
Total borrowings	1,670,750	936,788	770,725
Accrued interest payable and other liabilities	152,770	118,921	118,600
Total liabilities	11,900,354	7,496,028	7,279,074

Stockholders' Equity
Common stock -- par value $1.00; shares authorized 100,000,000; shares issued and outstanding 47,001,022, 34,970,370 and 35,614,953 at June 30, 2020, December 31, 2019 and June 30, 2019, respectively	47,001	34,970	35,615
Additional paid in capital	843,876	586,622	608,006
Retained earnings	484,392	515,714	479,389
Accumulated other comprehensive income/ (loss)	14,824	(4,332)	(3,565)
Total stockholders' equity	1,390,093	1,132,974	1,119,445
Total liabilities and stockholders' equity	$13,290,447	$8,629,002	$8,398,519

Sandy Spring Bancorp, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME/ (LOSS) - UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest Income:
Interest and fees on loans	$106,279	$79,464	$182,161	$159,861
Interest on loans held for sale	405	381	696	573
Interest on deposits with banks	155	428	335	622
Interest and dividends on investment securities:
Taxable	6,650	5,396	12,782	11,081
Exempt from federal income taxes	1,438	1,544	2,810	3,254
Interest on federal funds sold	-	1	1	6
Total interest income	114,927	87,214	198,785	175,397
Interest Expense:
Interest on deposits	12,284	16,146	25,802	30,626
Interest on retail repurchase agreements and federal funds purchased	600	290	1,180	688
Interest on advances from FHLB	(2,123)	4,103	1,022	10,167
Interest on subordinated debt	2,652	490	4,933	981
Total interest expense	13,413	21,029	32,937	42,462
Net interest income	101,514	66,185	165,848	132,935
Provision for credit losses	58,686	1,633	83,155	1,505
Net interest income after provision for credit losses	42,828	64,552	82,693	131,430
Non-interest Income:
Investment securities gains	212	5	381	5
Service charges on deposit accounts	1,223	2,442	3,476	4,749
Mortgage banking activities	8,426	3,270	11,459	6,133
Wealth management income	7,604	5,539	14,570	10,775
Insurance agency commissions	1,188	1,265	3,317	3,165
Income from bank owned life insurance	809	654	1,454	1,843
Bank card fees	1,257	1,467	2,577	2,719
Other income	2,205	1,914	3,858	4,136
Total non-interest income	22,924	16,556	41,092	33,525
Non-interest Expense:
Salaries and employee benefits	34,297	25,489	62,350	51,465
Occupancy expense of premises	5,991	4,760	10,572	9,991
Equipment expenses	3,219	2,712	5,970	5,288
Marketing	729	887	1,918	1,830
Outside data services	2,169	1,962	3,751	3,740
FDIC insurance	1,378	1,084	1,860	2,220
Amortization of intangible assets	1,998	483	2,598	974
Merger and acquisition expense	22,454	-	23,908	-
Professional fees and services	1,840	1,634	3,666	2,879
Other expenses	11,363	4,876	16,591	9,692
Total non-interest expense	85,438	43,887	133,184	88,079
Income/ (loss) before income taxes	(19,686)	37,221	(9,399)	76,876
Income tax expense/ (benefit)	(5,348)	8,945	(5,048)	18,283
Net income/ (loss)	$(14,338)	$28,276	$(4,351)	$58,593

Net Income/ (Loss) Per Share Amounts:
Basic net income/ (loss) per share	$(0.31)	$0.79	$(0.11)	$1.64
Diluted net income/ (loss) per share	$(0.31)	$0.79	$(0.11)	$1.63
Dividends declared per share	$0.30	$0.30	$0.60	$0.58

Sandy Spring Bancorp, Inc. and Subsidiaries

HISTORICAL TRENDS - QUARTERLY FINANCIAL DATA - UNAUDITED

	2020		2019
(Dollars in thousands, except per share data)	Q2	Q1	Q4	Q3	Q2	Q1
Profitability for the Quarter:
Tax-equivalent interest income	$116,252	$84,966	$86,539	$88,229	$88,423	$89,424
Interest expense	13,413	19,524	19,807	20,292	21,029	21,433
Tax-equivalent net interest income	102,839	65,442	66,732	67,937	67,394	67,991
Tax-equivalent adjustment	1,325	1,108	1,149	1,147	1,209	1,241
Provision (credit) for credit losses	58,686	24,469	1,655	1,524	1,633	(128)
Non-interest income	22,924	18,168	19,224	18,573	16,556	16,969
Non-interest expense	85,438	47,746	46,081	44,925	43,887	44,192
Income/ (loss) before income taxes	(19,686)	10,287	37,071	38,914	37,221	39,655
Income tax expense/ (benefit)	(5,348)	300	8,614	9,531	8,945	9,338
Net income/ (loss)	$(14,338)	$9,987	$28,457	$29,383	$28,276	$30,317
Financial Performance:
Pre-tax pre-provision pre-merger income	$61,454	$36,210	$39,674	$40,802	$38,854	$39,527
Return on average assets	(0.45)%	0.46%	1.32%	1.39%	1.37%	1.49%
Return on average common equity	(4.15)%	3.55%	9.93%	10.38%	10.32%	11.46%
Return on average tangible common equity	(5.80)%	5.36%	14.39%	15.13%	15.10%	16.82%
Net interest margin	3.47%	3.29%	3.38%	3.51%	3.54%	3.60%
Efficiency ratio - GAAP basis (1)	68.66%	57.87%	54.34%	52.63%	53.04%	52.79%
Efficiency ratio - Non-GAAP basis (1)	43.85%	54.76%	51.98%	50.95%	51.71%	51.44%
Per Share Data:
Basic net income/ (loss) per share	$(0.31)	$0.29	$0.80	$0.82	$0.79	$0.85
Diluted net income/ (loss) per share	$(0.31)	$0.28	$0.80	$0.82	$0.79	$0.85
Average fully diluted shares	46,988,351	35,057,190	35,773,246	35,900,102	35,890,437	35,806,459
Dividends declared per common share	$0.30	$0.30	$0.30	$0.30	$0.30	$0.28
Non-interest Income:
Securities gains	$212	$169	$57	$15	$5	$-
Service charges on deposit accounts	1,223	2,253	2,427	2,516	2,442	2,307
Mortgage banking activities	8,426	3,033	4,170	4,408	3,270	2,863
Wealth management income	7,604	6,966	6,401	5,493	5,539	5,236
Insurance agency commissions	1,188	2,129	1,331	2,116	1,265	1,900
Income from bank owned life insurance	809	645	660	662	654	1,189
Bank card fees	1,257	1,320	1,435	1,462	1,467	1,252
Other income	2,205	1,653	2,743	1,901	1,914	2,222
Total Non-interest Income	$22,924	$18,168	$19,224	$18,573	$16,556	$16,969
Non-interest Expense:
Salaries and employee benefits	$34,297	$28,053	$26,251	$26,234	$25,489	$25,976
Occupancy expense of premises	5,991	4,581	4,663	4,816	4,760	5,231
Equipment expenses	3,219	2,751	2,791	2,641	2,712	2,576
Marketing	729	1,189	1,085	1,541	887	943
Outside data services	2,169	1,582	1,854	1,973	1,962	1,778
FDIC insurance	1,378	482	123	(83)	1,084	1,136
Amortization of intangible assets	1,998	600	481	491	483	491
Merger and acquisition expense	22,454	1,454	948	364	-	-
Professional fees and services	1,840	1,826	2,553	1,546	1,634	1,245
Other expenses	11,363	5,228	5,332	5,402	4,876	4,816
Total Non-interest Expense	$85,438	$47,746	$46,081	$44,925	$43,887	$44,192

(1)	The efficiency ratio - GAAP basis is non-interest expense divided by net interest income plus non-interest income from the Condensed Consolidated Statements of Income.
The traditional efficiency ratio - Non-GAAP basis excludes intangible asset amortization, loss on FHLB redemption and merger and acquisition expense from non-interest expense;
securities gains from non-interest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.

Sandy Spring Bancorp, Inc. and Subsidiaries

HISTORICAL TRENDS - QUARTERLY FINANCIAL DATA - UNAUDITED

	2020		2019
(Dollars in thousands)	Q2	Q1	Q4	Q3	Q2	Q1
Balance Sheets at Quarter End:
Residential mortgage loans	$1,211,745	$1,116,512	$1,149,327	$1,199,275	$1,241,081	$1,249,968
Residential construction loans	169,050	149,573	146,279	150,692	171,106	176,388
Commercial AD&C loans	997,423	643,114	684,010	678,906	658,709	688,939
Commercial investor real estate loans	3,581,778	2,241,240	2,169,156	2,036,021	1,994,027	1,962,879
Commercial owner occupied real estate loans	1,601,803	1,305,682	1,288,677	1,278,505	1,224,986	1,216,713
Commercial business loans	2,222,810	813,525	801,019	772,619	772,158	769,660
Consumer loans	558,434	453,346	466,764	480,530	489,176	505,443
Total loans	10,343,043	6,722,992	6,705,232	6,596,548	6,551,243	6,569,990
Allowance for credit losses	(163,481)	(85,800)	(56,132)	(54,992)	(54,024)	(53,089)
Loans held for sale	68,765	67,114	53,701	78,821	50,511	24,998
Investment securities	1,424,652	1,250,560	1,125,136	946,210	955,715	987,299
Interest-earning assets	12,447,146	8,222,589	7,947,703	7,742,138	7,713,364	7,648,654
Total assets	13,290,447	8,929,602	8,629,002	8,437,538	8,398,519	8,327,900
Noninterest-bearing demand deposits	3,434,038	1,939,937	1,892,052	2,081,435	2,023,614	1,813,708
Total deposits	10,076,834	6,593,874	6,440,319	6,493,899	6,389,749	6,224,523
Customer repurchase agreements	143,579	125,305	138,605	126,008	150,604	122,626
Total interest-bearing liabilities	8,313,546	5,732,349	5,485,055	5,093,265	5,136,860	5,297,108
Total stockholders' equity	1,390,093	1,116,334	1,132,974	1,140,041	1,119,445	1,095,848
Quarterly Average Balance Sheets:
Residential mortgage loans	$1,208,566	$1,139,786	$1,169,623	$1,215,132	$1,244,086	$1,230,319
Residential construction loans	162,978	145,266	149,690	162,196	174,095	189,720
Commercial AD&C loans	969,251	659,494	695,817	651,905	686,282	676,205
Commercial investor real estate loans	3,448,882	2,202,461	2,092,478	1,982,979	1,960,919	1,964,699
Commercial owner occupied real estate loans	1,681,674	1,285,257	1,274,782	1,258,000	1,215,632	1,207,799
Commercial business loans	1,899,264	819,133	765,159	786,150	756,594	780,318
Consumer loans	575,734	465,314	477,572	486,865	505,235	515,644
Total loans	9,946,349	6,716,711	6,625,121	6,543,227	6,542,843	6,564,704
Loans held for sale	53,312	35,030	50,208	61,870	37,121	17,846
Investment securities	1,398,586	1,179,084	1,002,692	941,048	964,863	1,010,940
Interest-earning assets	11,921,132	7,994,618	7,859,836	7,690,629	7,619,240	7,627,187
Total assets	12,903,156	8,699,342	8,542,837	8,370,789	8,294,883	8,258,116
Noninterest-bearing demand deposits	3,007,222	1,797,227	1,927,063	1,909,884	1,796,802	1,682,720
Total deposits	9,614,176	6,433,694	6,459,551	6,405,762	6,247,409	5,952,942
Customer repurchase agreements	144,050	135,652	126,596	138,736	141,865	129,059
Total interest-bearing liabilities	8,326,909	5,612,056	5,326,303	5,202,876	5,269,209	5,403,946
Total stockholders' equity	1,390,544	1,130,051	1,136,824	1,123,185	1,099,078	1,073,291
Financial Measures:
Average equity to average assets	10.78%	12.99%	13.31%	13.42%	13.25%	13.00%
Investment securities to earning assets	11.45%	15.21%	14.16%	12.22%	12.39%	12.91%
Loans to earning assets	83.10%	81.76%	84.37%	85.20%	84.93%	85.90%
Loans to assets	77.82%	75.29%	77.71%	78.18%	78.00%	78.89%
Loans to deposits	102.64%	101.96%	104.11%	101.58%	102.53%	105.55%
Capital Measures:
Tier 1 leverage (1)	8.35%	8.78%	9.70%	9.96%	9.80%	9.61%
Common equity tier 1 capital to risk-weighted assets (1)	10.23%	10.23%	11.06%	11.37%	11.43%	11.19%
Tier 1 capital to risk-weighted assets (1)	10.23%	10.23%	11.21%	11.52%	11.59%	11.35%
Total regulatory capital to risk-weighted assets (1)	13.79%	14.09%	14.85%	12.70%	12.79%	12.54%
Book value per share	$29.58	$32.68	$32.40	$32.00	$31.43	$30.82
Outstanding shares	47,001,022	34,164,672	34,970,370	35,625,822	35,614,953	35,557,110

(1) Estimated ratio at June 30, 2020

Sandy Spring Bancorp, Inc. and Subsidiaries

LOAN PORTFOLIO QUALITY DETAIL - UNAUDITED

	2020		2019
(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Non-Performing Assets:
Loans 90 days past due:
Commercial business	$-	$-	$-	$17	$-	$-
Commercial real estate:
Commercial AD&C	-	-	-	-	-	-
Commercial investor real estate	775	-	-	1,201	1,248	-
Commercial owner occupied real estate	515	-	-	-	-	90
Consumer	-	-	-	-	-	-
Residential real estate:
Residential mortgage	138	8	-	-	-	221
Residential construction	-	-	-	-	-	-
Total loans 90 days past due	1,428	8	-	1,218	1,248	311
Non-accrual loans:
Commercial business	20,246	10,834	8,450	6,393	7,083	8,013
Commercial real estate:
Commercial AD&C	2,957	829	829	829	1,990	3,306
Commercial investor real estate	26,482	17,770	8,437	8,454	6,409	6,071
Commercial owner occupied real estate	6,729	4,074	4,148	3,810	3,766	5,992
Consumer	7,800	5,596	4,107	4,561	4,439	4,081
Residential real estate:
Residential mortgage	11,724	12,271	12,661	12,574	10,625	9,704
Residential construction	-	-	-	-	-	156
Total non-accrual loans	75,938	51,374	38,632	36,621	34,312	37,323
Total restructured loans - accruing	2,553	2,575	2,636	2,287	2,133	2,479
Total non-performing loans	79,919	53,957	41,268	40,126	37,693	40,113
Other assets and real estate owned (OREO)	1,389	1,416	1,482	1,482	1,486	1,410
Total non-performing assets	$81,308	$55,373	$42,750	$41,608	$39,179	$41,523

	For the Quarter Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2020	2020	2019	2019	2019	2019
Analysis of Non-accrual Loan Activity:
Balance at beginning of period	$51,374	$38,632	$36,621	$34,312	$37,323	$33,583
Purchased credit deteriorated loans designated as non-accrual	-	13,084	-	-	-	-
Non-accrual balances transferred to OREO	-	-	-	-	(195)	-
Non-accrual balances charged-off	(162)	(575)	(454)	(705)	(604)	(227)
Net payments or draws	(1,881)	(1,860)	(2,916)	(2,903)	(5,517)	(1,786)
Loans placed on non-accrual	27,289	2,369	5,381	6,015	3,396	6,202
Non-accrual loans brought current	(682)	(276)	-	(98)	(91)	(449)
Balance at end of period	$75,938	$51,374	$38,632	$36,621	$34,312	$37,323

Analysis of Allowance for Credit Losses:
Balance at beginning of period	$85,800	$56,132	$54,992	$54,024	$53,089	$53,486
Transition impact of adopting ASC 326	-	2,983	-	-	-	-
Initial allowance on purchased credit deteriorated loans	-	2,762	-	-	-	-
Initial allowance on acquired Revere PCD loans	18,628	-	-	-	-	-
Provision (credit) for credit losses	58,686	24,469	1,655	1,524	1,633	(128)
Less loans charged-off, net of recoveries:
Commercial business	(463)	108	15	389	735	7
Commercial real estate:
Commercial AD&C	-	-	-	(224)	(4)	-
Commercial investor real estate	(4)	-	(3)	(3)	(3)	(7)
Commercial owner occupied real estate	-	-	-	-	-	-
Consumer	86	107	241	187	(18)	182
Residential real estate:
Residential mortgage	15	333	264	209	(10)	89
Residential construction	(1)	(2)	(2)	(2)	(2)	(2)
Net charge-offs/ (recoveries)	(367)	546	515	556	698	269
Balance at end of period	$163,481	$85,800	$56,132	$54,992	$54,024	$53,089

Asset Quality Ratios:
Non-performing loans to total loans	0.77%	0.80%	0.62%	0.61%	0.58%	0.61%
Non-performing assets to total assets	0.61%	0.62%	0.50%	0.49%	0.47%	0.50%
Allowance for credit losses to total loans	1.58%	1.28%	0.84%	0.83%	0.82%	0.81%
Allowance for credit losses to non-performing loans	204.56%	159.02%	136.02%	137.05%	143.33%	132.35%
Annualized net charge-offs/ (recoveries) to average loans	(0.01)%	0.03%	0.03%	0.03%	0.04%	0.02%

Sandy Spring Bancorp, Inc. and Subsidiaries

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES - UNAUDITED

	Three Months Ended June 30,
	2020			2019
			Annualized			Annualized
	Average	(1)	Average	Average	(1)	Average
(Dollars in thousands and tax-equivalent)	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$1,208,566	$11,259	3.73%	$1,244,086	$11,971	3.85%
Residential construction loans	162,978	1,691	4.17	174,095	1,873	4.32
Total mortgage loans	1,371,544	12,950	3.78	1,418,181	13,844	3.91
Commercial AD&C loans	969,251	10,886	4.52	686,282	10,268	6.00
Commercial investor real estate loans	3,448,882	38,426	4.48	1,960,919	24,357	4.98
Commercial owner occupied real estate loans	1,681,674	19,794	4.73	1,215,632	14,840	4.90
Commercial business loans	1,899,264	19,426	4.11	756,594	10,321	5.47
Total commercial loans	7,999,071	88,532	4.45	4,619,427	59,786	5.19
Consumer loans	575,734	5,341	3.73	505,235	6,335	5.03
Total loans (2)	9,946,349	106,823	4.32	6,542,843	79,965	4.90
Loans held for sale	53,312	405	3.04	37,121	381	4.11
Taxable securities	1,164,490	7,045	2.42	744,701	5,689	3.06
Tax-exempt securities (3)	234,096	1,824	3.12	220,162	1,959	3.56
Total investment securities (4)	1,398,586	8,869	2.54	964,863	7,648	3.17
Interest-bearing deposits with banks	522,469	155	0.12	73,793	428	2.32
Federal funds sold	416	-	0.10	620	1	0.60
Total interest-earning assets	11,921,132	116,252	3.92	7,619,240	88,423	4.65

Less: allowance for credit losses	(118,863)			(53,068)
Cash and due from banks	181,991			66,031
Premises and equipment, net	60,545			60,871
Other assets	858,351			601,809
Total assets	$12,903,156			$8,294,883

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$1,067,487	457	0.17%	$747,343	460	0.25%
Regular savings deposits	367,191	73	0.08	332,796	118	0.14
Money market savings deposits	2,890,842	3,396	0.47	1,690,413	6,589	1.56
Time deposits	2,281,434	8,358	1.47	1,680,055	8,979	2.14
Total interest-bearing deposits	6,606,954	12,284	0.75	4,450,607	16,146	1.46
Other borrowings	713,965	600	0.34	157,499	290	0.74
Advances from FHLB	775,767	(2,123)	(1.08)	623,727	4,103	2.64
Subordinated debentures	230,223	2,652	4.61	37,376	490	5.25
Total borrowings	1,719,955	1,129	0.27	818,602	4,883	2.39
Total interest-bearing liabilities	8,326,909	13,413	0.65	5,269,209	21,029	1.60

Noninterest-bearing demand deposits	3,007,222			1,796,802
Other liabilities	178,481			129,794
Stockholders' equity	1,390,544			1,099,078
Total liabilities and stockholders' equity	$12,903,156			$8,294,883

Net interest income and spread		$102,839	3.27%		$67,394	3.05%
Less: tax-equivalent adjustment		1,325			1,209
Net interest income		$101,514			$66,185

Interest income/earning assets			3.92%			4.65%
Interest expense/earning assets			0.45			1.11
Net interest margin			3.47%			3.54%

(1)	Tax-equivalent income has been adjusted using the combined marginal federal and state rate of 25.45% for 2020 and 2019. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $1.3 million and $1.2 million in 2020 and 2019, respectively.
(2)	Non-accrual loans are included in the average balances.
(3)	Includes investments that are exempt from federal and state taxes.
(4)	Available-for-sale investments are presented at amortized cost.

Sandy Spring Bancorp, Inc. and Subsidiaries

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES - UNAUDITED

	Six Months Ended June 30,
	2020			2019
			Annualized			Annualized
	Average	(1)	Average	Average	(1)	Average
(Dollars in thousands and tax-equivalent)	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$1,174,176	$22,000	3.75%	$1,237,241	$23,759	3.84%
Residential construction loans	154,122	3,252	4.24	181,864	3,836	4.25
Total mortgage loans	1,328,298	25,252	3.80	1,419,105	27,595	3.89
Commercial AD&C loans	814,372	19,215	4.74	681,271	20,148	5.96
Commercial investor real estate loans	2,825,672	63,691	4.53	1,962,799	50,086	5.15
Commercial owner occupied real estate loans	1,483,465	35,000	4.74	1,211,737	29,226	4.86
Commercial business loans	1,359,199	29,603	4.38	768,390	21,129	5.55
Total commercial loans	6,482,708	147,509	4.58	4,624,197	120,589	5.26
Consumer loans	520,524	10,497	4.06	510,411	12,665	5.00
Total loans (2)	8,331,530	183,258	4.42	6,553,713	160,849	4.94
Loans held for sale	44,171	696	3.15	27,537	573	4.17
Taxable securities	1,068,549	13,367	2.50	756,613	11,665	3.09
Tax-exempt securities (3)	220,286	3,561	3.23	231,161	4,132	3.57
Total investment securities (4)	1,288,835	16,928	2.63	987,774	15,797	3.20
Interest-bearing deposits with banks	293,001	335	0.23	53,543	622	2.34
Federal funds sold	338	1	0.53	624	6	1.97
Total interest-earning assets	9,957,875	201,218	4.06	7,623,191	177,847	4.70

Less: allowance for credit losses	(90,412)			(53,081)
Cash and due from banks	125,805			64,264
Premises and equipment, net	59,445			61,294
Other assets	747,127			580,933
Total assets	$10,799,840			$8,276,601

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$953,951	1,154	0.24%	$725,816	760	0.21%
Regular savings deposits	349,155	146	0.08	332,138	211	0.13
Money market savings deposits	2,369,566	8,046	0.68	1,674,608	12,896	1.55
Time deposits	1,949,039	16,456	1.70	1,625,469	16,759	2.08
Total interest-bearing deposits	5,621,711	25,802	0.92	4,358,031	30,626	1.42
Other borrowings	475,386	1,180	0.50	164,043	688	0.85
Advances from FHLB	653,878	1,022	0.32	773,856	10,167	2.65
Subordinated debentures	218,508	4,933	4.52	37,394	981	5.25
Total borrowings	1,347,772	7,135	1.07	975,293	11,836	2.45
Total interest-bearing liabilities	6,969,483	32,937	0.95	5,333,324	42,462	1.61

Noninterest-bearing demand deposits	2,402,225			1,740,076
Other liabilities	167,834			116,945
Stockholders' equity	1,260,298			1,086,256
Total liabilities and stockholders' equity	$10,799,840			$8,276,601

Net interest income and spread		$168,281	3.11%		$135,385	3.09%
Less: tax-equivalent adjustment		2,433			2,450
Net interest income		$165,848			$132,935

Interest income/earning assets			4.06%			4.70%
Interest expense/earning assets			0.67			1.12
Net interest margin			3.39%			3.58%

(1)	Tax-equivalent income has been adjusted using the combined marginal federal and state rate of 25.45% for 2020 and 2019. The annualized taxable-equivalent adjustments utilized in the above table to compute yields aggregated to $2.4 million and $2.5 million in 2020 and 2019, respectively.
(2)	Non-accrual loans are included in the average balances.
(3)	Includes investments that are exempt from federal and state taxes.
(4)	Available-for-sale investments are presented at amortized cost.